Exhibit 4.16

Execution Copy

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is made and entered into as of July 26, 2006 by and among Alestra, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of the United Mexican States, as debtor (“Pledgor”) and Deutsche Bank Trust Company Americas, as collateral agent for the benefit of the Holders and, for purposes of establishing and maintaining the Account (as defined below), in its individual capacity as a securities intermediary (the “Collateral Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in that certain Note Purchase Agreement dated as of the date hereof between Pledgor and Deutsche Bank AG, London Branch (the “Initial Holder”), a copy of which is attached as Exhibit A hereto (the “Note Purchase Agreement”) and in the Notes issued pursuant thereto.

W I T N E S S E T H

WHEREAS, Pledgor and the Initial Holder have entered into the Note Purchase Agreement, pursuant to which the Initial Holder intends to purchase from Pledgor on the date hereof one or several Note(s) in an aggregate amount of $50,000,000, which Note(s) (and the Initial Holder’s rights under the Note Purchase Agreement) may be transferred in whole or in part by the Initial Holder from time to time to one or several Holders; and

WHEREAS, Pledgor is owed and will be owed from time to time by AT&T Corp. (together with all affiliates of AT&T Corp. to which Pledgor provides or will provide services from time to time, the “Account Debtor”) amounts pursuant to (i) that certain Second Amended and Restated Joint Venture Agreement, dated as of October 17, 1996 (the “JVA”), by and among Alfa, S.A. de C.V. (“Alfa”), the Account Debtor, AT&T Telecom Mexico Inc. (“AT&T Mexico”), Bancomer, S.A., Institución de Banca Multiple, Grupo Financiero, Onexa, S.A. de C.V., Valores Industriales S.A. and Pledgor, as amended and supplemented from time to time, including without limitation by that certain Addendum to Second Amended and Restated Joint Venture Agreement, dated as of November 30, 2005, by and among Alfa, the Account Debtor, AT&T Mexico, BBVA Bancomer S.A., Institución de Banca Multiple, Grupo Financiero BBVA Bancomer, Onexa, S.A. de C.V. and Pledgor, and Appendix 5 thereto (such Appendix 5, the “Margin Contribution Commitment”), (ii) that certain Agreement for Services Provided through the IP Network, dated as of December 14, 1998, between Pledgor and the Account Debtor, as amended and supplemented from time to time, (iii) that certain International Telecommunications Services Agreement for the provision of International Switched Voice Services dated as of January 10, 1997, between Pledgor and the Account Debtor, as reassigned to the Account Debtor on April 1, 2002 and as further amended and supplemented from time to time, (iv) that certain AT&T Global Network Cooperation Agreement between the Account Debtor and Pledgor, executed on August 6, 2004, and (v) any amendments or supplements to the agreements referred to in the foregoing clauses (i) through (iv) and any agreements hereafter entered into by the Account Debtor and Pledgor whereby Pledgor provides services to Account Debtor substantially similar to those provided under the agreements referred to in the foregoing clauses (i) through (iv) ((i) through (v) collectively, the “Service Agreements” and all amounts owed or to be owed by the Account Debtor to Pledgor pursuant to any of the Service Agreements, including without limitation all amounts owed or to be owed pursuant to Section 3.09 of the JVA and the Margin Contribution Commitment, the “Receivables”); and

WHEREAS, the Collateral Agent, as securities intermediary, has established a securities account (the “Account”) designated as Account No. 53819, in the name of “Alestra, S. de R.L. de C.V. – DBTCA as Collateral Agent”; and

WHEREAS, to secure the obligations of Pledgor to pay in full each of the scheduled interest and principal payments on the Notes and all other amounts owed by Pledgor under the Note Purchase Agreement and the Notes (collectively, the “Obligations”), Pledgor has agreed to execute and deliver this Agreement in order to (i) grant to the Collateral Agent, for the benefit of the Holders, a security interest in the Receivables, the Account and all cash and other Collateral (as hereinafter defined) from time to time deposited in or credited to the Account, to secure the payment and performance by Pledgor of all the Obligations, and (ii) perfect the Collateral Agent’s security interest in the Account and Collateral held therein from time to time, and provide for maintenance of the Account by the Collateral Agent pursuant to the terms hereof; and

WHEREAS, Pledgor has agreed to (i) irrevocably instruct the Account Debtor to make all payments in respect of the Receivables directly to the Account, and (ii) maintain at all times Collateral in the Account in the amount specified herein; and

WHEREAS, it is a condition precedent to the purchase of the Note(s) by the Initial Holder that Pledgor shall have granted the security interest and entered into the covenants and undertakings contemplated by this Agreement; and

WHEREAS, unless otherwise defined herein or in the Note Purchase Agreement or the Notes, terms used herein that are defined in Article 8 and 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) are used herein as therein defined;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and in order to induce the Initial Holder to purchase the initial Note(s), Pledgor hereby agrees with Collateral Agent as follows:

Section 1. Grant of Security Interest. Pledgor hereby grants to Collateral Agent, for the benefit of the Holders of the Notes, a security interest in and to all of Pledgor’s right, title and interest in, to and under the following, in each case whether now owned or hereafter acquired, wherever located and whether now or hereafter existing (hereinafter collectively referred to as the “Collateral”):

(a) the Receivables;

(b) the Account;

(c) all cash or credit balances from time to time deposited in or credited to the Account;

(d) all financial assets (including certificated and uncertificated securities) and security entitlements from time to time deposited in, credited to, or created or otherwise carried in the Account;

(e) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral;

(f) all securities (whether certificated or uncertificated) or other financial assets, security entitlements, securities accounts, accounts, general intangibles, instruments, documents, cash or deposit accounts representing or evidencing any or all of the Collateral; and

(g) to the extent not covered by clauses (a) through (f) above, all proceeds (within the meaning of the UCC) of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) through (f) above).

Section 2. Secured Obligations. This Agreement and the grant of a security interest in the Collateral secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration, upon redemption or otherwise) of all Obligations now or hereafter existing, whether for principal, premium, interest, fees, indemnities or otherwise, and all obligations of Pledgor now or hereafter existing under this Agreement (all such Obligations and such other obligations being, collectively, the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement and the grant of a security interest in the Collateral hereunder secure, to the fullest extent permitted by applicable law, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by Pledgor to the Holders but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Pledgor.

Section 3. Establishing and Maintaining the Account.

(a) The Collateral Agent, as securities intermediary, has established and, for so long as any Secured Obligation shall remain outstanding, shall maintain the Account. All parties agree that (i) the Account is a “securities account” within the meaning of Article 8 of the UCC, (ii) the Collateral Agent is acting as a “securities intermediary” within the meaning of § 8-102 of the UCC and New York is the “securities intermediary’s jurisdiction” under § 8-110 of the UCC, and (iii) all property held by the Collateral Agent, as securities intermediary, and credited to the Account (whether investment property, financial asset, security, instrument or cash) will be treated as “financial assets” under § 8-102(a)(9) of the UCC. Except for the claims and interest of Pledgor and the Collateral Agent (for the benefit of the Holders) in the Account, and subject to any claim in favor of the Collateral Agent permitted under Section 12 hereof, the Collateral Agent does not know of any claim to or interest in the Account. The Account shall be under the sole dominion and control (within the meaning of § 8-106 of the UCC) of the Collateral Agent and (except as otherwise set forth herein) Pledgor shall have no right to close, make withdrawals from, or give disbursement directions with respect to the Account. The Collateral Agent shall maintain the Account and all cash and property credited thereto free of any lien, charge or claim of any kind in favor of the Collateral Agent or any person claiming through the Collateral Agent, and it will not assert any lien, encumbrance, claim or right of set-off against the Account or any cash or property credited to the Account, in each case other than (i) the security interest granted by Pledgor to the Collateral Agent for the benefit of the Holders pursuant to this Agreement, and (ii) as otherwise provided in Section 12 hereof. The Collateral Agent has not agreed and will not agree with any third party to comply with entitlement orders or other directions concerning the

Account originated by such third party without the prior written consent of Pledgor and each Holder. The Collateral Agent represents that no such agreement with any third party is now in effect.

(b) Prior to or concurrently with the execution and delivery hereof, Pledgor shall irrevocably instruct the Account Debtor, by a notice and consent substantially in the form set forth in Exhibit B hereto (the “AT&T Notice and Consent”), to make all payments in respect of the Receivables when due by wire transfer of immediately available funds in U.S. dollars to the Account, and shall obtain execution and delivery by the Account Debtor of the AT&T Notice and Consent and deliver a counterpart of such notice to Pledgor. Pledgor acknowledges and agrees that delivery of the executed AT&T Notice and Consent is a condition precedent to the Initial Holder’s purchase of the initial Note(s). For so long as any Secured Obligation shall remain outstanding, Pledgor shall not provide Account Debtor any instruction or notice or otherwise take any action in respect of the Receivables inconsistent with the terms of this Agreement.

(c) Except as provided in Sections 3(f) and 3(g) of this Agreement, the Collateral Agent shall neither accept nor comply with any entitlement orders or other directions from Pledgor concerning the Account nor deliver or dispose of any cash or property held in the Account to or on instruction of Pledgor. The Collateral Agent shall maintain and manage the Account in accordance with the terms of this Agreement until such time as (i) the Collateral Agent becomes entitled to exercise remedies against the Account pursuant to this Agreement or (ii) the Collateral Agent is instructed to release the Collateral pursuant to Section 3(g).

(d) The Collateral Agent shall, to the extent of funds held in the Account and to the extent not stayed or precluded by any applicable law or court order, on each Payment Date, transfer from the Account to such U.S. dollar account of each Holder as such Holder may specify to the Collateral Agent for such purpose from time to time in writing, an amount equal to the sum of the interest and principal amortization payments due from Pledgor to such Holder on such Payment Date (or, if funds held in the Account are insufficient to fully pay such amounts, the Collateral Agent shall make payments pro rata to the extent of available funds in the Account).

(e) At all times after the first day following the date hereof on which the funds held in the Account exceed the Required Coverage Amount, and for so long as any Secured Obligation shall remain outstanding, Pledgor shall maintain funds in the Account in an amount at least equal to the Required Coverage Amount. Upon receipt of a notice delivered by the Determination Agent pursuant to Section 2.1.4 of the Notes (a “LIBOR and Reserve Notice”), the Collateral Agent shall compare (i) the amount on deposit in the Account as of the close of business on such day with (ii) the sum of (A) the Required Coverage Amount indicated in such notice as applicable to the following Interest Period plus (B) the amount of principal and interest on all Notes to be paid on the Payment Date immediately following such date of determination. If the amount described in (i) is less than the amount described in (ii), the Collateral Agent shall notify the Pledgor and the Determination Agent of such deficiency no later than the close of business in New York City on such Payment Date. Upon such notice, Pledgor shall, no later than the close of business in New York City on the following Business Day, by wire transfer of immediately available funds in U.S. dollars to the Account, deposit to the Account an amount sufficient so that, after giving effect to such transfer, the amount of funds in the Account is at least equal to the Required Coverage Amount. “Required Coverage Amount” with respect to any Interest Period shall mean the aggregate amount of the interest and principal payments to be made by Pledgor to all Holders under the Notes on the Payment Date that is the last day of such Interest Period and on the next following Payment Date. For purposes of determining the Withdrawal Threshold and the Required Coverage Amount as of any date, (i) the aggregate amount of the interest payments to be made on any Payment Date if, as of the date of determination, LIBOR has not been determined for the Interest Period in which such Payment Date occurs, shall be determined based on LIBOR as in effect on such date of determination, and (ii) the Collateral Agent shall at all times be entitled to rely on the most recent notices delivered by the Determination Agent pursuant to Section 2.1.4 of the Notes.

(f) On (i) each date on which it receives a LIBOR and Reserve Notice and (ii) the last Business Day of each calendar month in which no Payment Date occurs (each an “Excess Determination Date”), the Collateral Agent shall compare (I) the amount on deposit in the Account as of the close of business on such day with (II) the Withdrawal Threshold indicated in the LIBOR and Reserve Notice received on or most recently prior to such day, as the case may be. If on any Excess Determination Date the Collateral Agent determines that the amount of funds held in the Account is in excess of such Withdrawal Threshold then, no later than the close of business in New York City on the Business Day following such Excess Determination Date, the Collateral Agent shall transfer the amount of such excess from the Account to such U.S. dollar account of Pledgor as Pledgor may have previously specified in writing; provided that, immediately following such transfer, the amount of cash credited to the Account will be greater than or equal to the Withdrawal Threshold and provided further that the Collateral Agent shall make no such transfers during any period in which it has been notified by the Requisite Holders that an Event of Default has occurred and is continuing. “Withdrawal Threshold” as of any date of determination shall mean the sum of (A) the aggregate amount of the interest and principal amortization payments to be made by Pledgor to all Holders under the Notes on the Payment Date following such date of determination plus (B) the Required Coverage Amount indicated in the LIBOR and Reserve Notice received on or most recently prior to such date of determination, as the case may be.

(g) In addition to Section 3(f), upon written confirmation to the Collateral Agent from the Determination Agent that no Secured Obligations remain outstanding, the Collateral Agent shall return all funds and other property in the Account and any other Collateral held by the Collateral Agent to Pledgor, in accordance with instructions from Pledgor. Any such delivery shall constitute a complete discharge of the Collateral Agent from any and all further liability for the Collateral. Upon the release of any Collateral from the Account in accordance with the terms of this Section 3(g) or of Section 3(f), the security interest evidenced by this Agreement in such released Collateral will automatically terminate and be of no further force and effect.

(h) The Collateral Agent shall supply to Pledgor and to each Holder a separate written report for each preceding month indicating the amount held in the Account. Pledgor shall promptly review all such reports and shall promptly advise the Collateral Agent of any error, omission or inaccuracy in the same.

(i) Unless otherwise jointly instructed in writing by Pledgor and the Determination Agent, the Collateral Agent shall invest all amounts in the Account from time to time in the JPMorgan Funds US Dollar Liquidity Reserves Class – Fund #776 and shall credit all income received on such investment to the Account. Any loss incurred on funds invested in accordance herewith shall be for Pledgor’s account. The Collateral Agent shall not be liable for any loss incurred on any funds invested in accordance with the provisions of this Section. In no event shall the Collateral Agent be liable for the selection of investments or for losses incurred as a result of the liquidation of any investment prior to its stated maturity or for the failure of any appropriate person to provide timely written investment direction. The Collateral Agent shall have no obligation to invest or reinvest the Collateral if deposited with the Collateral Agent after 11:00 a.m. (E.S.T.) on such day of deposit. Instructions received after 11:00 a.m.(E.S.T.) will be treated as if received on the following Business Day. Any interest or other income received on such investment and reinvestment of the Collateral shall become part of the Collateral and any losses incurred on such investment and reinvestment of the Collateral shall be debited against the Collateral. It is agreed and understood that the entity serving as Collateral Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Collateral Agent shall have the power to sell or liquidate the foregoing investments whenever the Collateral Agent shall be required to release all or any portion of the Collateral pursuant to Section 10 hereof. In no event shall the Collateral Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Collateral Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

Section 4. Representations and Warranties. Pledgor hereby represents and warrants to the Collateral Agent that:

(a) (i) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization, (ii) the execution, delivery and performance of this Agreement and all documents and instruments to be delivered hereunder have been duly authorized, (iii) the person executing this Agreement on its behalf has been duly authorized to act on its behalf, (iv) this Agreement has been duly executed and delivered by Pledgor and constitutes its legal, valid and binding agreement, enforceable against Pledgor in accordance with its terms, subject to the effect of bankruptcy, insolvency or similar laws affecting the rights of debtors and creditors generally, and (v) all representations and warranties of the Pledgor in the Note Purchase Agreement are true and correct as of the date hereof;

(b) the compliance by Pledgor with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, collateral document, deed of trust, loan agreement or other agreement or instrument to which Pledgor or any of its subsidiaries is a party or by which Pledgor or any of its subsidiaries is bound or to which any of the property or assets of Pledgor or any of its subsidiaries is subject, nor will such action result in the creation or imposition of any lien on any assets of Pledgor, except for the security interests granted under this Agreement, nor will such action result in any violation of the organizational documents of Pledgor or any of its subsidiaries or any statute or any order, rule or regulation of any court or regulatory or governmental agency or body or any stock exchange authorities (each hereinafter referred to as a “Governmental Agency”), or any court, having jurisdiction over Pledgor or any of its subsidiaries or any of their properties;

(c) no consent of any other Person and no approval, authorization, order, registration or qualification of or with any such Governmental Agency or other third party having jurisdiction over Pledgor or any of its subsidiaries or any of its properties (hereinafter referred to as “Governmental Authorizations”) is or will be required for (i) the execution and delivery by Pledgor of this Agreement, (ii) the consummation by Pledgor of the transactions contemplated by this Agreement or (iii) for the grant by Pledgor of the security interests created by this Agreement. No consent of any other Person and no approval, authorization or order of, action by or qualification with, any governmental authority, regulatory body, agency or other third party is required for the exercise by Collateral Agent, on behalf of the Holders, of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement;

(d) Pledgor is the beneficial owner of the Collateral, free and clear of any lien or claim of any Person (except for the security interests created by this Agreement). Pledgor has not at any time transferred any of the Collateral to any Person other than the Collateral Agent and the Holders or encumbered any of the Collateral with a lien in favor of any other Person (or any such encumbrance or lien has been validly released prior to the date hereof). No effective financing statement or instrument similar in effect covering all or any part of Pledgor’s interest in any of the Collateral is on file in any public or recording office, other than the financing statements filed pursuant to this Agreement. Pledgor has no trade names;

(e) (i) each Receivable constitutes a valid, binding and enforceable obligation of the Account Debtor, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); (ii) there is no waiver, amendment or modification of the terms of the Receivables in effect; (iii) no right of rescission, setoff, counterclaim or defense has been asserted and no contractual basis for the same exists with respect to the Receivables; (iv) currently there is no outstanding notice from AT&T Corp. to Pledgor stating that Pledgor is in material breach of any obligation under any Service Agreement, and Pledgor is not in material breach of any obligation under any Service Agreement; (v) there are no material past due amounts outstanding in respect of the Receivables on the date hereof; (vi) Pledgor’s interest in the Receivables has not been satisfied, subordinated or rescinded in whole or in part; (vii) the Receivables constitute either “accounts” or “payment intangibles” under the UCC; and (viii) none of the Receivables is represented by “chattel paper” or “instruments” under the UCC;

(f) upon the execution and delivery of this Agreement by all of the parties hereto, the filing of a UCC-1 financing statement naming Pledgor as debtor and Collateral Agent as secured party in the District of Columbia in respect of the Collateral and the execution and delivery of the AT&T Notice and Consent by Pledgor and the Account Debtor, the grant of a security interest in the Collateral pursuant to this Agreement to the Collateral Agent for the benefit of the Holders will create a valid and perfected first priority security interest in such Collateral securing the payment of the Secured Obligations;

(g) there are no legal or governmental proceedings pending to which Pledgor or any of its subsidiaries is a party or of which any property of Pledgor or any of its subsidiaries is the subject, which, if determined adversely to Pledgor or any of its subsidiaries, would individually or in the aggregate adversely affect in any material respect the power or ability of Pledgor to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and

(h) Pledgor’s exact legal name is that indicated on the signature page hereof. Pledgor’s place of business or, if more than one, its chief executive office as well as Pledgor’s mailing address is as is set forth in the Note Purchase Agreement.

Section 5. Covenants. Pledgor covenants and agrees with the Collateral Agent, for the benefit of the Holders, that from and after the date of this Agreement and for so long as any Secured Obligation shall remain outstanding:

(a) (i) other than in the ordinary course of business, Pledgor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly the Account Debtor, or allow any credit or discount thereon; (ii) Pledgor shall perform in all material respects all of its obligations with respect to the Receivables, and neither the Collateral Agent nor any Holder of a Note shall be required or obligated in any manner to perform or fulfill any obligations of Pledgor with respect to the Receivables, or to make any payment to the Account Debtor or any person in connection therewith; (iii) in the event Pledgor or any of its affiliates receives directly any funds that are required by the terms hereof to be deposited in the Account, it shall hold such funds in trust for the Collateral Agent and shall promptly (a) notify the Collateral Agent in writing of same and (b) remit such funds to the Collateral Agent for deposit into the Account; (iv) Pledgor shall not directly or indirectly terminate, amend, modify, waive or consent to any departure from any provision of the AT&T Notice and Consent or any of the Service Agreements or substantially reduce its business under the Service Agreements, in any case without first obtaining the prior written consent of the Collateral Agent and each Holder; (v) Pledgor shall instruct any affiliate of AT&T Corp. that owes Receivables to Pledgor from time to time and is not a signatory to the AT&T Notice and Consent to make all payments to Pledgor in respect of the Receivables in accordance with Section 3(b) hereto, and shall use its best efforts to promptly obtain from any such affiliate of AT&T Corp. a duly executed and delivered consent in form and substance identical to the AT&T Notice and Consent; and (vi) Pledgor shall promptly provide to the Collateral Agent a copy of any notice from AT&T Corp. stating that Pledgor is in material breach of any obligation under any Service Agreement.

(b) Pledgor will not (and will not purport to) sell or otherwise dispose of, or grant any option, right or warrant with respect to, any of the Collateral or its beneficial interest therein, and it will not create or permit to exist any lien or other adverse interest in or with respect to its beneficial interest in any of the Collateral, other than the security interest granted under this Agreement, or otherwise deal with the Collateral in contravention of the rights of the Holder, and shall at all time warrant and defend the Collateral Agent’s security interest to the Collateral against the claims and demands of all Persons;

(c) Pledgor will not (i) enter into any agreement or understanding that restricts or inhibits or purports to restrict or inhibit the Collateral Agent’s rights or remedies hereunder, including without limitation the Collateral Agent’s right to sell or otherwise dispose of the Collateral, or (ii) fail to pay or discharge when due any tax, assessment or levy of any nature with respect to its beneficial interest in the Collateral any later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment with respect to such beneficial interest; and

(d) Pledgor will not, without providing at least 30 days prior written notice to the Collateral Agent and each Holder, change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number, or change its type of organization, jurisdiction of organization or other legal structure.

Section 6. Further Assurances.

(a) Pledgor agrees that from time to time, it will, at its own expense, promptly upon reasonable request by the Collateral Agent, execute and deliver or cause to be executed and delivered, all assignments, instruments and other documents, all in form and substance reasonably satisfactory to the Collateral Agent, deliver any instruments to the Collateral Agent and take any other actions that may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect, continue the perfection of, or protect the first priority of the Collateral Agent’s security interest in and to the Collateral, to protect the Collateral against the rights, claims, or interests of third Persons (other than any such rights, claims or interests created by or arising through the Collateral Agent) or to effect the purposes of this Agreement.

(b) Pledgor hereby authorizes the Collateral Agent to file any financing or continuation statements with respect to the Collateral without the signature of Pledgor (to the extent permitted by applicable law). The Collateral Agent shall notify Pledgor promptly following any such filing.

(c) Pledgor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d) Pledgor will promptly pay all costs and expenses reasonably incurred in connection with any of the foregoing within 30 days of receipt of an invoice therefor. Pledgor also agrees, whether or not requested by the Collateral Agent, to take all actions that are necessary to perfect and to continue the perfection of, and to protect the first priority of, the Collateral Agent’s security interest in and to the Collateral, including the filing of all necessary financing and continuation statements, and to protect the Collateral against the rights, claims or interests of third Persons (other than any such rights, claims or interests created by or arising through the Collateral Agent).

(e) If Pledgor fails to perform any agreement contained herein, the Collateral Agent may but shall not be required to perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by Pledgor under Section 12 hereof. The Collateral Agent shall notify Pledgor promptly upon taking any such action.

Section 7. Power of Attorney. Pledgor hereby appoints and constitutes the Collateral Agent as Pledgor’s attorney-in-fact (with full power of substitution), with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Collateral Agent’s reasonable discretion to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipt for moneys due and to become due under or in respect of any of the Collateral,

(b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper,

(c) to file any claims or take any action or institute any proceedings that the Collateral Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral, and

(d) to pay or discharge any taxes or liens levied or placed upon the Collateral, the legality or validity thereof and the amounts necessary to discharge the same all as determined by the Collateral Agent in its sole discretion, it being understood that any such payments (including any penalties relating to such payments) made by the Collateral Agent shall become part of the Secured Obligations of Pledgor to the Collateral Agent, and shall be due and payable immediately upon demand;

provided, however, that the Collateral Agent shall notify Pledgor promptly upon taking any such action, and shall have no obligation to perform any of the foregoing actions. The Collateral Agent’s authority under this Section 7 shall include, without limitation, the authority to endorse and negotiate any checks or instruments representing proceeds of Collateral in the name of Pledgor, execute and give receipt for any certificate of ownership or any document constituting Collateral, transfer title to any item of Collateral, authorize the filing of any financing statements (to the extent permitted by applicable law) or any other documents reasonably deemed necessary or appropriate by the Collateral Agent to preserve, protect or perfect the security interest in the Collateral and to file the same, prepare, file and sign Pledgor’s name on any notice of lien, and to take any other actions arising from or incident to the powers granted to the Collateral Agent in this Agreement. This power of attorney is coupled with an interest and is irrevocable by Pledgor.

Section 8. Standard of Care; Force Majeure.

(a) The rights and powers conferred on the Collateral Agent hereunder are solely to preserve and protect the security interest of the Collateral Agent for the benefit of the Holders in and to the Collateral granted hereby and shall not be interpreted to, and shall not, impose any duties on the Collateral Agent in connection therewith other than such duties as are set forth herein or contained in instructions given to the Collateral Agent which are not contrary to the provisions of this Agreement, or imposed under applicable law.

(b) Except as provided herein or by applicable law, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords similar property held by itself for its own account, it being understood that the Collateral Agent, in its capacity as such, shall not have any responsibility for (a) ascertaining or taking action with respect to any matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral or (c) investing or reinvesting any of the Collateral or any loss on any investment. Notwithstanding any other provisions of this agreement, the Collateral Agent shall have no duty, obligation or liability to ensure compliance with any regulation or statute applicable to Pledgor or any Holder.

(c) The Collateral Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbance, sabotage, epidemics, riots, acts of terrorism, loss or malfunctions of utilities or of computer (hardware or software) or communications services, labor disputes, acts of civil or military authority, or governmental, judicial or regulatory actions; provided, however, that the Collateral Agent shall use its best efforts to resume performance as soon as reasonably possible.

Section 9. Limitation of Liability; Indemnity.

(a) The Collateral Agent’s responsibility hereunder is limited to any loss occasioned directly by the gross negligence or willful misconduct of an employee of the Collateral Agent. In no event, however, shall the Collateral Agent have any responsibility for consequential, indirect, special or exemplary damages, whether or not it has notice thereof.

(b) Pledgor shall indemnify, hold harmless and defend the Collateral Agent and each of its directors, officers, agents and employees, from and against any and all third party claims, actions, obligations, liabilities and expenses, including defense costs, investigative fees and costs, and legal fees and damages arising from their execution of or performance under this Agreement, except to the extent that such claim, action, obligation, liability or expense is directly attributable to the bad faith, gross negligence or willful misconduct of such indemnified person. This indemnification shall survive the termination of this Agreement.

Section 10. Remedies Upon Event of Default. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may (at the written direction of the Requisite Holders) exercise, in addition to all other rights given by law or by this Agreement, all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code as in effect from time to time in any relevant jurisdiction and also may, without notice except as specified below, (i) sell, redeem or liquidate any of the Collateral, (ii) transfer any or all of the

Collateral to any account designated by the Collateral Agent, including an account or accounts established in the Collateral Agent’s name, or issue entitlement orders or instructions to the Collateral Agent in respect of the Account, (iii) register title to any Collateral in any name specified by the Collateral Agent, including the name of the Collateral Agent or any of its nominees or agents, without reference to any interest of Pledgor, (iv) continue to collect any and all amount payable in respect of any and all Collateral, or (v) sell the Collateral or any part thereof in one or more parcels at public or private sale, in one or more sales or lots, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. To the extent notice of any such sale shall be required by law, Pledgor agrees that at least ten days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The purchaser of any or all Collateral so sold shall thereafter hold the same absolutely free from any claim, encumbrance or right of any kind whatsoever created by or through Pledgor. Any sale of the Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Collateral shall be deemed to be commercially reasonable. The Collateral Agent may, in its own name or in the name of a designee or nominee, buy any of the Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys’ fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Collateral. If there are insufficient proceeds of Collateral to make any required payment on the Secured Obligations, Pledgor shall be liable to the Collateral Agent and the Holders for any deficiency.

(b) Pledgor further agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Collateral pursuant to this Section 10 valid and binding and in compliance with any and all other applicable requirements of law. Pledgor further agrees that a breach of any of the covenants contained in this Section 10 will cause irreparable injury to the Collateral Agent and the Holders, that the Collateral Agent and the Holders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 10 shall be specifically enforceable against Pledgor and, to the fullest extent permitted by law, Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

(c) Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the

Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Holder) and all advances made by the Collateral Agent hereunder for the account of the Pledgor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Notes, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations (first to interest, then to principal, and then to any remaining Secured Obligations) for the ratable benefit of the Holders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the Pledgor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 11. The Collateral Agent. The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Holders. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Notes and the Note Purchase Agreement. In exercising or refraining from exercising any rights or taking or refraining from taking any discretionary action hereunder, including the exercise of remedies pursuant to Section 10, the Collateral Agent shall act in accordance with instructions provided in writing by Holders holding more than 50% of the outstanding aggregate principal amount of the Notes (“Requisite Holders”), and shall not be obligated to exercise any such rights or take any such action absent such instructions. In furtherance of the foregoing provisions of this Section, each Holder, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by each Holder that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Holders in accordance with the terms of this Section. The Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Pledgor and the Collateral Agent signed by Requisite Holders, and may resign at any time by an instrument in writing delivered to Pledgor and each Holder by the Collateral Agent. No such removal or resignation shall become effective until a successor Collateral Agent has been appointed pursuant to this paragraph and has accepted such appointment. Upon any such removal or resignation, Requisite Holders shall have the right, upon five (5) Business Days’ notice to the Collateral Agent, following receipt of the Pledgor’s consent (which shall not be unreasonably withheld or delayed and which shall not be required while an Event of Default exists), to appoint a successor Collateral Agent. If an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the resigning Collateral Agent within thirty (30) days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent under the terms of the Notes by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed or resigning Collateral Agent under this Agreement, and the removed or resigning Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums held in the Account and all other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such removed or resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement. On or prior to such acceptance, Pledgor shall use its best efforts to secure execution by the Account Debtor of an AT&T Notice and Consent substantially in the form of Exhibit B hereto in favor of such successor Collateral Agent. After any removed or resigning Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder. By their acceptance of the benefits hereof, each Holder hereby authorizes the Collateral Agent to release any security interest created under this Agreement upon any item of Collateral pursuant to Section 3 hereof.

Section 12. Fees; Expenses.

(a) Pledgor shall pay to the Collateral Agent the fees specified in the fee schedule attached as Exhibit C hereto (the “Fee Schedule”) at the times and in the manner provided therein in respect of each such fee. For the avoidance of doubt, Pledgor shall pay at closing (i) the “Acceptance Fee,” (ii) the “Registrar and Paying Agent Fees” and “Collateral Agent” fee in advance in respect of the first year of this Agreement, and (iii) the “Legal Expenses” (in each case as described in the Fee Schedule). For purposes of the Fee Schedule, “Legal Expenses” shall include the amount of any and all reasonable fees and expenses, including, without limitation, the reasonable fees, expenses and disbursements of counsel, experts and agents retained by the Collateral Agent, that the Collateral Agent may incur in connection with the preparation, review and negotiation of this Agreement. By executing and delivering this Agreement, Pledgor agrees that it shall be deemed to have executed and delivered the Fee Schedule and shall be bound thereby in all respects.

(b) Pledgor will promptly upon demand pay to the Collateral Agent the amount of any and all reasonable fees and expenses, including, without limitation, the reasonable fees, expenses and disbursements of counsel, experts and agents retained by the Collateral Agent, that the Collateral Agent may incur in connection with (a) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (b) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (c) the failure by Pledgor to perform or observe any of the provisions hereof.

(c) All payments of fees, expenses or other amounts made by Pledgor to the Collateral Agent in respect of any liabilities outstanding under this Agreement (excluding principal, interest and premium on the Note) shall be made free and clear of, and without any deduction or withholding for or on account of, any present or future income or other taxes, levies, imposts, duties, charges, assessments, fees or withholdings (collectively, “Taxes”) now or hereafter imposed, levied or assessed by any governmental authority, excluding only income taxes imposed on the Collateral Agent by the United States of America or any jurisdiction located therein based on the Collateral Agent’s income connected to operations in such jurisdiction generally. If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Collateral Agent by Pledgor hereunder, the amounts so payable to the Collateral Agent shall be increased to the extent necessary to yield to the Collateral Agent (after payment of all Non-Excluded Taxes) an amount equal to the sum it would have received had no such deductions for Non-Excluded Taxes been made. Whenever any Non-Excluded Taxes are payable by Pledgor as herein provided, Pledgor shall promptly and in any event within 60 days of such payment send to the Collateral Agent a certified copy of an original official receipt received by Pledgor or other evidence reasonably acceptable to the Collateral Agent showing the payment thereof. If Pledgor fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or if Pledgor fails to remit to the Collateral Agent the required receipts or other required evidence as indicated, Pledgor shall indemnify the Collateral Agent for any incremental Taxes, interest or penalties that many become payable by the Collateral Agent as a result of any such failure on Pledgor’s part.

(d) To the extent of funds available in the Account, the Collateral Agent may pay out of the Account, any and all Taxes or levies in the nature of Taxes imposed by any governmental authority on income or any other property in the Account. In the event there are insufficient funds available in the Account to pay such Taxes, the Collateral Agent will notify Pledgor of the amount of the shortfall and Pledgor shall furnish to the Collateral Agent funds in the amount of such shortfall. Pledgor will furnish to the Collateral Agent such information and execute such documents as the Collateral Agent may request in connection with the payment of any such Taxes or levies. Pledgor shall deliver to the Collateral Agent either (i) an accurate and complete original signed copy of Internal Revenue Service (“IRS”) Form W-8BEN (or any successor form or forms) either certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero, or together with a statement certifying that such Pledgor is not a bank described in Section 881(c)(3)(A) of the Code, or (ii) an accurate and complete original signed copy of IRS Form W-8ECI (or any successor form or forms) certifying that the income (on which such Taxes are being paid pursuant to this Section 12(d)) is effectively connected with the conduct of a trade or business in the United States, and such other related forms as the Collateral Agent may reasonably request, dated the date hereof or each such subsequent date, as appropriate. In addition, Pledgor shall deliver to the Collateral Agent (i) an accurate and complete signed copy of Form W-8BEN (or any successor form or forms) either claiming relief from U.S. withholding tax in respect of amounts payable hereunder under an income tax treaty or accompanied by a statement certifying that such Pledgor is not a bank described in Section 881(c)(3)(A) of the Code or an accurate and complete signed copy of Form W-8ECI (or any successor form or forms), as the case may be, at any time that a change in circumstances renders the previous form inaccurate in any respect and (ii) upon request of the Collateral Agent, such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish Pledgor’s tax status and to secure an exemption from or reduction in the rate of U.S. withholding tax. In addition, Pledgor shall deliver such applicable form to the Collateral Agent promptly upon the obsolescence or invalidity of any form previously delivered by Pledgor. Pledgor shall promptly notify the Collateral Agent at any time it determines that any facts deemed to be represented to the Collateral Agent pursuant to this subsection are no longer applicable. In the absence of such exemption being available, if required by law, the Collateral Agent may withhold and withdraw from the Account the amount of any such Taxes properly payable to the applicable governmental authority and cause the amount so withheld to be remitted to the appropriate taxing authority in the manner and at the times required by law.

(e) Notwithstanding the occurrence of an Event of Default, the provisions of this Section 12 shall continue to apply for the benefit of the Collateral Agent.

Section 13. Miscellaneous Provisions.

Section 13.1 Notices. Any notice or other communication given hereunder shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or fax communication, addressed as follows:

to Pledgor:	Alestra, S. de R.L. de C.V.
Av. Lázaro Cárdenas No. 2321, 9th Floor
Col. Residencial San Agustin
Garza Garcia N.L. 66260, México
Tel.:
Attention: Mr. Patricio de la Garza
Fax Number: +818 625-2303

to the Collateral Agent:

Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005, U.S.A.
Attention: Trust & Securities Services – Project Finance
Tel.: 908-608-3137
Fax Number: 732-578-4636

All such notices and other communications sent in accordance with this Section 13.1 shall be effective upon receipt by a responsible party at the address or fax number specified above.

Section 13.2 Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then, to the fullest extent permitted by law, such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part hereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

Section 13.3 Headings. The headings in this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.4 Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

Section 13.5 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person, other than the Holders, the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 13.6 Amendments, Waivers and Consents. This Agreement may not be modified or amended except by written agreement executed by Pledgor, the Collateral Agent and each Holder. Neither the Collateral Agent nor any Holder shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Collateral Agent or the Holders to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or the Holders of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or the Holders would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

Section 13.7 Signatures. Pledgor agrees to provide the Collateral Agent with specimen signatures of those persons authorized, from time to time, to give instructions to the Collateral Agent under this Agreement and the Collateral Agent shall not incur any liability with respect to any action taken in reliance upon any written instructions which the Collateral Agent in good faith believes to be genuine and to have been signed by a duly authorized person.

Section 13.8 Instructions. The Collateral Agent shall be fully protected in acting on written instructions from Pledgor and/or any Holder as herein provided. All such instructions shall be delivered to the Collateral Agent sufficiently in advance to accord to the Collateral Agent reasonable time to act thereon. The Collateral Agent shall not be liable for any expenses, losses or damages Pledgor, any Holder or any third person may suffer or incur by reason of any signature by an unauthorized person on, or forgery or wrongful alteration of, a written instrument or inaccuracy, incompleteness or falsity of data transmitted by computer tape or terminal or in a written instrument if the Collateral Agent believes in good faith that such instrument, instruction or data was for the account or benefit of Pledgor or such Holder, as applicable, or that the writing was signed by, or the data or computer tape was transmitted by, an appropriately authorized person.

Section 13.9 Interpretation of Agreement. To the fullest extent permitted by applicable law, acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

Section 13.10 Continuing Security Interest; Termination.

(a) This Agreement shall be binding upon Pledgor, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent and the Holders hereunder, to the benefit of the Collateral Agent, each Holder and their respective successors, transferees and assigns; provided that this Agreement shall not be assignable by Pledgor or the Collateral Agent without the prior written consent of the other party and each Holder.

(b) This Agreement shall create a continuing security interest in and to the Collateral and shall, unless otherwise provided in this Agreement, remain in full force and effect until the payment in full in cash of the Secured Obligations. At such time, this Agreement (other than Pledgor’s obligations under Sections 9 and 11 hereof) shall terminate and the Collateral Agent shall promptly transfer to Pledgor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by or on behalf of the Holders in accordance with the terms of this Agreement and take all other actions that are necessary to release the security interest created by this Agreement in and to the Collateral, including the execution and delivery of all termination statements necessary to terminate any financing or continuation statements filed with respect to the Collateral. Such transfer shall be without warranty by or recourse to the Collateral Agent in its capacity as such, except as to the absence of any liens on the Collateral created by or arising through the Collateral Agent, and shall be at the expense of Pledgor.

Section 13.11 Survival. All representations, warranties and covenants of Pledgor contained herein shall survive the execution and delivery of this Agreement, and Sections 4, 6, 12 and 13 hereof shall survive the termination of this Agreement.

Section 13.12 Waivers. Pledgor, to the fullest extent permitted by applicable law, waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any of the Obligations, and all other notices to which Pledgor might otherwise be entitled, except as otherwise expressly provided herein.

Section 13.13 Final Expression. This Agreement, together with any other agreement executed in connection herewith, is intended by the parties as a final expression of this Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

Section 13.14 Waiver of Immunity. To the extent, if any, to which Pledgor or any of its respective properties may be deemed to have or hereafter to acquire immunity, on the ground of sovereignty or otherwise, from any judicial process or proceeding to enforce this Agreement or to collect amounts due hereunder (including, without limitation, attachment proceedings prior to judgment or in aid of execution) in any jurisdiction, Pledgor hereby waives such immunity and agrees not to claim the same.

Section 13.15 Confidentiality. The Collateral Agent agrees to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any governmental entity or regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, the Service Agreements or related documents or the enforcement of rights hereunder, (vi) with the consent of the Pledgor or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Collateral Agent on a nonconfidential basis from a source other than the Pledgor. For purposes of this paragraph, “Information” means all written or oral information received by the Collateral Agent from the Pledgor or AT&T Corp. relating to the Service Agreements, other than any such information that is available to the Collateral Agent on a nonconfidential basis prior to its disclosure by the Pledgor or AT&T Corp.

Section 13.16 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

(b) ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA, AND PLEDGOR IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM.

(c) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PLEDGOR WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF THE COLLATERAL AGENT OR ANY HOLDER OF NOTES IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER PERTAINING TO THIS AGREEMENT OR ANY RELATED AGREEMENT OR DOCUMENT ENTERED IN FAVOR OF THE COLLATERAL AGENT OR ANY HOLDER OF NOTES, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER OR PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY RELATED AGREEMENT OR DOCUMENT BETWEEN PLEDGOR AND THE COLLATERAL AGENT.

IN WITNESS WHEREOF, Pledgor and the Collateral Agent have each caused this Agreement to be duly executed and delivered as of the date first above written.

Pledgor:

ALESTRA, S. de R.L. de C.V.

By:	/s/ Sergio Bravo
Name:	Sergio Bravo
Title:	Treasurer

Collateral Agent:

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Collateral Agent

By:	/s/ Richard L. Buckwalter
Name:	Richard L. Buckwalter
Title:	Vice President

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Assistant Vice President

EXHIBIT A

NOTE PURCHASE AGREEMENT

1

EXHIBIT B

FORM OF AT&T NOTICE AND CONSENT

1

EXHIBIT C

FEE SCHEDULE

1